Exhibit 99.2
                                                             ------------


June 10, 2004

Mr. Steven J, Demetriou
8950 Antelope Run
Russell, OH 44072

Dear Steve:

On behalf of Commonwealth Industries, Inc. ("CII"), I am pleased to confirm our offer to you of the position of President and Chief Executive Officer of Commonwealth Industries, Inc., effective as of June 11, 2004, on the terms outlined on the attached compensation proposal.

We are very pleased you will be joining CII and will participate in our very exciting future developments. CII will issue a press release regarding your election as of June 11, 2004 (a copy of which is attached).

Steve, I am very happy you have told me that you will accept our offer. Please sign below to acknowledge your understanding and acceptance of the attached compensation proposal and sign the attached severance agreement. Please keep a copy of each document for yourself and return the originals to Lenna Ruth Macdonald. If you have questions please contact either one of us.

                           Sincerely,



                           /s/ Paul E. Lego
                           ------------------------
                           Chairman of the Board of Directors of
                           Commonwealth Industries, Inc.



                           /s/ Catherine G. Burke
                           -----------------------
                           Chairman of the MD&C Committee of the
                           Board of Directors



Accepted this 11 day of June, 2004.


/s/ Steven J. Demetriou
-----------------------

                          Commonwealth Industries, Inc.

           President and Chief Executive Officer Compensation Proposal
                                  June 10, 2004

Position

o Appointed President and Chief Executive Officer of Commonwealth Industries, Inc. (together with its successors, including if applicable any successor by merger or parent company, "CII" or the "Company").
o        Duties commensurate with such position.


Base Salary

o Initially, $800,000 per annum (payable according to the Company's normal payroll practices.
o Subject to review by the MD&C Committee in the first quarter of 2005 and annually thereafter.
o Review to be based on metrics and goals defined by the MD&C as part of the annual business planning process.

Bonus Opportunity

o        Target bonus of 100% of base salary.
o        Maximum bonus of 200% of base salary.
o Bonus opportunity for 2004 based on achievement of a short list of critical performance metrics defined by the Board of Directors including development of a team of "A" rated talent, identifying and implementing a plan for growth and improving underlying profitability, and solidifying the organization.
o Earned bonus for calendar 2004 to be pro-rated for the period extending from initial hiring to 12/31/04 subject to the MD&C Committee evaluation of performance.

President and Chief Executive Officer
Compensation Proposal
June 11, 2004
Page Two


Equity Participation

o Eligible for grants on same basis as other senior executives as part of stock option program to be developed by the MD&C Committee and the Board of Directors and submitted for shareholder approval.
o Initial grant of 200,000 CII stock options to be granted upon joining CII as President and Chief Executive Officer, subject to customary vesting (three-year cliff vesting from date of grant).
o Initial grant of 50,000 restricted shares of CII, to vest one-third (rounded down) on first anniversary of employment, one-third on second anniversary, and the remainder on the third anniversary.
o Initial grant of 50,000 restricted shares of CII with vesting conditioned upon achieving agreed upon performance goals determined by the Board of Directors to the extent goals are achieved at the end of the period ending 12/31/06.
o        Board-approved ownership guidelines to be developed.
o Company will provide information on how to exercise options and will withhold applicable taxes at the minimum required rate.

Severance Agreement

o        Upon termination of employment by the Company without Cause
         (absent a "change-in-control") eligible for two times base salary and target bonus then in effect, plus two years of continued health coverage (COBRA period to run concurrently). "Cause means (1) willful and continuing failure to perform duties of employment (2) gross misconduct, fraud or dishonesty involving the Company (3) breach of duty of loyalty to the Company, (4) impeding a Board of Directors investigation or (5) conviction of a felony.
o Upon termination of employment by the Company after a change-in-control occurs, eligible for payment and benefits as provided for in the attached Severance Agreement, in lieu of the above, in addition to the other rights and obligations outlined therein.

Perquisites

o        Perquisite program to be approved by the MD&C Committee.
o Participation in all CII benefit programs initiated with full waiver of any and all required waiting periods.
o Reimbursement of reasonable travel to and from Cleveland and reasonable living away from Cleveland until relocation occurs; in accordance with Company policy.
o Relocation to be subject to a relocation package to be developed and approved by the MD&C committee, including home resale benefit if required (CII will offer to purchase home at its market value, as determined by a real estate appraiser selected by the Company. The Company's offer will remain open for 60 days).

President and Chief Executive Officer
Compensation Proposal
June 11, 2004
Page Three


o Payment of premiums, on an after tax basis, for those insurance policies listed on the attached schedule at the current levels (subject to such arrangement not constituting a prohibited loan under law or regulation).
o Reimbursement of financial planning services up to $15,000 per year on an after-tax basis.


General

o Bonus and equity awards to be designed in a manner that is deductible under Section 162(m) of Internal Revenue Code and pursuant to a plan subject to shareholder approval.
o        Any successor to CII will assume the terms and conditions hereof.

                                                               Attachment 1




                           EXECUTIVE INSURANCE

DEMETRIOU
                  Policy          Face        Annual      Last        Payment
                  Number          Value       Premium    Payment        Due
                --------     -----------    ---------  ---------     ----------

First Colony
Life Insurance  5799761      $1,200,000     $698.00    6/10/2003      6/28/2004

Guardian
Life Insurance  4039656        $600,000   $4,181.00    9/17/2003      10/1/2004

Guardian
Life Insurance  5090331      $1,200,000   $8,377.40    7/10/2003      7/13/2004

Transamerica
Occidental
Life Ins.       41681412      $600,000      $538.00    9/12/2003      10/9/2004

Chubb Group
Excess
Liability     11819881-07   $5,000,000      $628.00    11/5/2003     10/31/2004